UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) July 26, 2006
A. T. CROSS COMPANY (Exact name of registrant as specified in its charter)
Rhode Island (State or other jurisdiction of incorporation)	1-6720 (Commission File Number)	05-0126220 (IRS Employer Identification No.)
One Albion Road, Lincoln, Rhode Island (Address of principal executive offices)	02865 (Zip Code)
Registrant's telephone number, including area code (401) 333 1200
N/A (Former name or former address if changed since last report.)

Section 2 - Financial Information

Item 2.02 - Results of Operations and Financial Condition.

On July 26, 2006, the registrant issued the following press release announcing financial results for the second quarter and six months ended July 1, 2006:
CONTACTS:	Kevin F. Mahoney Vice President, Finance and Chief Financial Officer 401-335-8470
Investor Relations: Financial Dynamics Melissa Myron/Rachel Albert 212-850-5600

FOR IMMEDIATE RELEASE

A.T. CROSS COMPANY REPORTS IMPROVED PROFITABILITY FOR BOTH
SECOND QUARTER AND SIX MONTHS

~Optical Segment Sales Grow Nearly 50% in the Quarter~

~Writing Instrument Sales and Gross Margins Improve~

Lincoln, RI - July 26, 2006 - A.T. Cross Company (AMEX: ATX) today announced financial results for the second quarter and six months ended July 1, 2006.

Second Quarter Results

Net sales in the second quarter of 2006 were $32.5 million compared to $29.0 million in the second quarter of 2005. Global writing instrument and accessory revenue was $23.6 million, up 2.5% compared to $23.1 million in the same period last year. The Company's optical segment, comprised of Costa Del Mar, had a second quarter net sales increase of 48.6% to $8.9 million compared to $5.9 million in the prior year's quarter.

Gross margin was 54.5% compared to 49.6% last year. The gross margin improvement was primarily attributable to lower costs resulting from the writing instrument segment's manufacturing and distribution initiatives and included a LIFO benefit resulting from lower domestic inventories. Operating expenses, including restructuring charges, were $17.0 million, or 52.4% of net sales in the quarter, versus $15.2 million, or 52.5% of net sales a year ago. The higher spending levels are largely in support of the second quarter sales growth of Costa Del Mar.

Net income for the second quarter was $409,000, or $0.03 per share, compared to a net loss of $463,000, or $0.03 per share, last year.

David G. Whalen, President and Chief Executive Officer of A.T. Cross, stated, "We are pleased with the first half performance of both our business segments. Costa Del Mar's high-quality, well-designed products continue to resonate with a growing number of consumers, as revenue growth of almost 50% surpassed even our own high expectations. Further, the improvement we are seeing in our quality writing instrument financial results stems from the successful execution of our stated strategies to build the Cross brand while reducing our cost structure.

Looking forward, we will continue to focus on initiatives that are designed to generate additional momentum for the Company. In the second half of 2006, we will launch a number of compelling new products in our writing instrument and accessory segment including several million dollars of Cross branded line extensions. Additionally, we will invest in new products and expanded distribution for Costa Del Mar as that brand accelerates through the year."

Six-Month Results

Net sales in the first half of 2006 were $62.1 million compared to $58.6 million in 2005. Global writing instrument and accessory revenue was $47.2 million, down 1.7%, compared to $48.0 million in the same period last year. Costa Del Mar's net sales increased 40.3% to $14.9 million compared to $10.6 million in the first six months of 2005.

Net income for the year to date was $280,000, or $0.02 per share, compared to a net loss of $971,000 or $0.07 per share, last year.

Cash flow from operating activities was approximately $7,000,000 during the current six-month period.

Mr. Whalen concluded, "Cross has delivered a successful first half performance. We are well positioned as we move into the peak season for our writing instrument and accessory business and expect to deliver improved second half and full year results."

Conference Call

The Company's management will host a conference call tomorrow, July 27, 2006, at 9:00 a.m. Eastern Time. A live webcast of the call will be accessible on the Company's website at www.cross.com. The webcast will be archived for 30 days on the site, while a telephone replay of the call will be available beginning at 11:00 a.m. Eastern Time on July 27, 2006 through August 3, 2006 at 1-877-519-4471 or 973-341-3080, pin number 7644943.

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. Cross products, including award-winning quality writing instruments, timepieces, business accessories and Costa Del Mar sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross web site at www.cross.com and the Costa Del Mar web site at www.costadelmar.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including statements relating to the Company's direct to consumer initiatives, including direct mail catalogs, the Company's shop-in-shop initiative, the Company's new merchandising and branding efforts, the impact of new writing instrument products, and the anticipated continued performance of Costa Del Mar). In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including but not limited to the uncertainty of foreign markets, consumers' and retailers' reaction to the Company's existing and new writing instrument products, retailers' support for the Company's merchandising initiatives, the continued expansion of Costa Del Mar, and the potential impact of increasing energy prices, and are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The information contained in this document is as of July 26, 2006. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

(tables to follow)
A. T. CROSS COMPANY
CONSOLIDATED SUMMARY OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

		Three Months Ended		Six Months Ended
		July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005

	Net sales	$32,509	$29,041	$62,071	$58,600
	Cost of goods sold	14,777	14,641	28,658	29,272
	Gross Profit	17,732	14,400	33,413	29,328
	Selling, general and administrative expenses	14,901	13,791	28,755	27,957
	Service and distribution costs	1,302	709	2,209	1,583
	Research and development expenses	598	447	1,131	856
	Restructuring charges	239	286	817	502
	Operating Income (Loss)	692	(833)	501	(1,570)
	Interest and other income (expense)	14	(19)	(13)	(75)
	Income (Loss) Before Income Taxes	706	(852)	488	(1,645)
	Income tax provision (benefit)	297	(389)	208	(674)
	Net Income (Loss)	$ 409	$ (463)	$ 280	$ (971)

	Basic and diluted net income (loss) per share	$0.03	$(0.03)	$0.02	$(0.07)

	Weighted average shares outstanding	14,699	14,705	14,692	14,736

		Three Months Ended		Six Months Ended
		July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
Segment Data:	Writing Instruments & Accessories
	Net Sales	$23,646	$23,077	$47,216	$48,009
	Operating Loss	(1,326)	(2,086)	(2,439)	(3,306)
	Interest and Other Income (Expense)	15	(17)	(11)	(68)
	Loss Before Income Taxes	(1,311)	(2,103)	(2,450)	(3,374)

Segment Data:	Optical
	Net Sales	$ 8,863	$ 5,964	$14,855	$10,591
	Operating Income	2,018	1,253	2,940	1,736
	Interest and Other Expense	(1)	(2)	(2)	(7)
	Income Before Income Taxes	2,017	1,251	2,938	1,729

		Three Months Ended		Six Months Ended
		July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
	Writing Instruments & Accessories Sales Data:
	Americas	$11,246	$11,151	$20,881	$21,718
	Europe, Middle East and Africa	7,455	7,001	15,151	15,172
	Asia Pacific	4,275	4,129	9,662	9,643
	Other	670	796	1,522	1,476
	Total Net Sales	$23,646	$23,077	$47,216	$48,009

A. T. CROSS COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	July 1, 2006	July 2, 2005
Assets
Cash, cash equivalents and short-term investments	$ 10,592	$ 12,224
Accounts receivable	22,432	21,036
Inventories	22,962	19,034
Deferred income taxes	6,346	5,385
Receivable from Chinese contract manufacturer	208	3,015
Other current assets	4,661	6,721
Total Current Assets	67,201	67,415

Property, plant and equipment, net	20,642	22,743
Goodwill	7,288	7,288
Intangibles and other assets	5,265	5,234
Deferred income taxes	5,058	3,730

Total Assets	$105,454	$106,410

Liabilities and Shareholders' Equity
Line of credit	$ 0	$ 3,400
Current maturities of long-term debt	0	1,350
Retirement plan obligations	2,056	1,635
Other current liabilities	18,849	16,779
Total Current Liabilities	20,905	23,164

Retirement plan obligations	10,137	8,826
Long-term debt, less current maturities	4,950	4,837
Accrued warranty costs	1,478	1,646
Shareholders' equity	67,984	67,937

Total Liabilities and Shareholders' Equity	$105,454	$106,410

For information at A. T. Cross contact:
Kevin F. Mahoney
Vice President, Finance and Chief Financial Officer
(401) 335-8470
kmahoney@cross.com
	4890-2Q-06

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
A. T. CROSS COMPANY (Registrant)
Date: July 26, 2006	KEVIN F. MAHONEY (Kevin F. Mahoney) Vice President, Finance Chief Financial Officer